Merrill Lynch Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Money Reserve Portfolio
For the Period Ending: 12/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended December 31, 2004.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/30/2004	$2,500	Federal Home Loan Bank	1.500%	08/26/2005
05/06/2004	2,500	Federal Home Loan Bank	1.500	08/26/2006
11/09/2004	5,000	Federal Home Loan Bank	5.000	05/19/2006